EXHIBIT 99.1

LANTRONIX ANNOUNCES ONE-FOR-SIX REVERSE STOCK SPLIT ON NASDAQ

IRVINE, Calif., December 18, 2009 -- Lantronix, Inc. (NASDAQ: LTRX), a leading provider of secure, remote device networking and data center management technologies, today announced that its one-for-six reverse stock split was completed effective the close of business on December 18, 2009. Trading of Lantronix, Inc. (the “Company”) common stock on The NASDAQ Capital Market will begin on a split-adjusted basis at the open of trading on December 21, 2009.

On November 18, 2009, the Company’s stockholders approved a proposal to authorize the Company’s Board of Directors (the “Board”) to implement, at its discretion, a reverse stock split of the Company’s outstanding shares of common stock within a range of one-third to one-sixth of a share for each outstanding share of common stock and to file an Amendment to the Company’s Certificate of Incorporation (the “Certificate of Amendment”) to effect such a reverse stock split. The Board has authorized a one-for-six reverse stock split of the Company’s common stock and on December 18, 2009, the Company filed the Certificate of Amendment.

The reverse stock split is intended to enable the per share trading price of the Company’s common stock to satisfy the minimum bid price requirement for continued listing set forth in NASDAQ Listing Rule 5550(a)(2) (the “Rule”).  As previously reported, on October 8, 2009, the Company was notified by the NASDAQ Staff that the Company had not regained compliance with the Rule.  As a result, the Company requested a hearing and appeared before a NASDAQ Listing Qualifications Panel where it presented its plan of compliance. Subsequent to the hearing, the Panel granted the Company’s request for continued listing, subject to the condition that, on or before January 8, 2010, the Company’s stock price must have a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days.

As a result of the reverse stock split, every six shares of the Company’s issued and outstanding common stock will be combined into one share of common stock.  The reverse stock split will not change the number of authorized shares of the Company’s common stock. To reflect the reverse stock split, NASDAQ will append the fifth character “D” to the Company’s ticker symbol for 20 business days.  During that time, the Company’s common stock will continue to be listed on NASDAQ and trade under “LTRXD.”

No fractional shares of common stock will be issued as a result of the reverse stock split. In lieu of any fractional share interest, each holder of common stock who, as a result of the reverse stock split would otherwise receive a fractional share of common stock, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing price of the Company’s common stock on the effective date of the reverse stock split as reported on The Nasdaq Capital Market by (ii) the number of shares of the Company’s common stock held by a holder that would otherwise have been exchanged for a fractional share interest.

Following the reverse stock split, the Company expects to have approximately 10.3 million shares of common stock outstanding as of the filing of the Company’s most recent Quarterly Report on Form 10-Q.  The reverse stock split will affect all shares of the Company’s common stock, including common stock underlying stock options, restricted stock and warrants that are outstanding immediately prior to the effective time of the reverse stock split.

Additional information about the reverse stock split is available in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 8, 2009.

About Lantronix

Lantronix, Inc. (NASDAQ: LTRX) is a global leader of secure communication technologies that simplify remote access, management and control of any electronic device. Its solutions empower businesses to make better decisions based on real-time information, and gain a competitive advantage by generating new revenue streams, improving productivity and increasing efficiency and profitability. Easy to integrate and deploy, Lantronix products remotely connect and control electronic equipment via the Internet; provide secure remote access to firewall-protected equipment; and enable remote management of IT equipment over the Internet. Founded in 1989, Lantronix serves some of the largest security, industrial and building automation, medical, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center and pro-AV/signage entities in the world. The company's headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com

Investor Relations Contact:

Lantronix, Inc.
Reagan Y. Sakai, Chief Financial Officer
(949) 453-3990